EXHIBIT 10.6b
April 1, 2024

Dear Jim:
This letter agreement (“Agreement”) is entered into as of April 1, 2024 (“Effective Date”), and confirms the terms of the agreement OPENLANE, Inc. (“OPENLANE”) and James E. Money (“you”) have reached with respect to consulting services to assist OPENLANE in the transition of the President of AFC role.
1.Services. You will provide certain consulting services related to the transition of the President of AFC role (the “Services”). You agree that you are an independent contractor of OPENLANE, and this Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between you and OPENLANE.
2.Fees. In consideration of the Services, OPENLANE will pay you $400,000, payable in monthly installments, along with an amount equal to the cost of eighteen months of COBRA premiums. Except for out-of-pocket expenses pre-approved by OPENLANE, you will be responsible for expenses you incur in connection with the Services. You will be responsible for the reporting and payment of all taxes arising out of your receipt of fees hereunder.
3.Term. The Agreement will terminate on December 31, 2024.
4.Confidentiality. You acknowledge that you will be granted access to certain trade secrets as well as other confidential, proprietary and/or non-public information of or regarding OPENLANE or its subsidiaries (“Confidential Information”). Except as may be expressly authorized by OPENLANE in writing, or as may be required by law after providing notice to OPENLANE, you agree not to disclose any Confidential Information to any third party for as long as such information remains confidential (or as limited by applicable law). Pursuant to the federal Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
5.Continuing Obligations. You acknowledge and agree that you will continue to be bound by your post-employment obligations under that certain Employment Agreement dated March 9, 2020 between you and OPENLANE (“Employment Agreement”), including the restrictive covenants contained in Section 7 thereof (the “RCA”). In consideration of the payments and benefits described in Section 2 above, you further agree that the one-year restricted period identified in Sections 7(e) and (f) of the RCA is hereby extended six months (for a total of eighteen months), and the RCA is incorporated herein by reference as if directly set forth herein and will survive the termination of this Agreement. Except as provided in this Section 5, nothing in this Agreement is intended to modify, amend, or supersede the Employment Agreement or RCA in any manner.
Please indicate your agreement with the above terms by signing below.

Sincerely,
OPENLANE, Inc.

/s/ PETER KELLY
Peter Kelly, CEO

Accepted and agreed,

/s/ JAMES E. MONEY
James E. Money